STYLE SELECT SERIES, INC.

                             ARTICLES SUPPLEMENTARY

                  STYLE SELECT SERIES, INC., a Maryland corporation having its principal office in Baltimore City, Maryland (which is hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

                  FIRST:  The Board of  Directors  of the  Corporation  has duly divided and classified one hundred million (100,000,000) unissued shares of the authorized Common Stock, par value $.0001 per share, of the Corporation as a series designated the "Large-Cap Growth Portfolio", one hundred million (100,000,000) unissued shares of the authorized Common Stock, par value $.0001 per share, of the Corporation as a series designated the "Large-Cap Blend Portfolio", one hundred million (100,000,000) unissued shares of the authorized Common Stock, par value $.0001 per share, of the Corporation as a series designated the "Large-Cap Value Portfolio", and one hundred million (100,000,000) unissued shares of the authorized Common Stock, par value $.0001 per share, of the Corporation as a series designated the "Small-Cap Value Portfolio". The Large-Cap Growth Portfolio, Large-Cap Blend Portfolio, Large-Cap Value Portfolio and Small-Cap Value Portfolio shall each have four classes of shares, designated Class A, Class B, Class C and Class Z, consisting, until further changed, of twenty-five million (25,000,000) Class A shares, twenty-five million (25,000,000) Class B shares, twenty-five million (25,000,000) Class C shares and twenty-five million (25,000,000) Class Z shares. The preferences, conversion and other rights, voting power, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the Class A, Class B, Class C and Class Z shares of the Large-Cap Growth Portfolio, Large-Cap Blend Portfolio, Large-Cap Value Portfolio and Small-Cap Value Portfolio are set forth in the Charter of the Corporation.

                  SECOND:  The  foregoing   amendment  to  the  Charter  of  the
Corporation does not increase the authorized capital stock of the Corporation.

                  THIRD: The aforesaid shares have been duly classified by the Board of Directors pursuant to authority and power expressly vested in the Board of Directors of the Corporation by Article Sixth of the Charter of the Corporation.

                  IN WITNESS WHEREOF, the Corporation has caused these present to be signed in its name and on its behalf by its President and attested by its Secretary on this 23rd day of September, 1997.

                                              STYLE SELECT SERIES, INC.


                                              By: /s/ Peter A. Harbeck
                                                  ---------------------
                                                  Peter A. Harbeck
                                                  President

ATTEST:

/s/ Robert M. Zakem
---------------------------
Robert M. Zakem
Secretary